The Commons Business Centers Service Agreement

This Business Service Agreement 'Agreement' is made and entered into August-16-2012 by and between REDUS Florida LLC - Vista Park Commons, a Florida limited liability company, 2101 Vista Parkway, West Palm Beach, FL 33411 hereinafter referred to as ‘Company’, and

Client:	Beesfree, Inc.	hereinafter referred to as "Client"

whose address is clo Northwest Registered Agent LLC, 3111 West Dr. Martin Luther King Blvd. Ste.100·8180, Tampa, FL 33607

Located at:	2101 Vista Parkwa y, West Palm Beach, FL 33411	("Building'),	Suite# 122('Premises') ,approximately 360 sqft.

Occupancy:	Maximum full time occupancy by:	4	person(s)

Term:	The tern of this Agreement shall commence on:	1211/12	(Commencement Date)
	and shall terminate on:	5/31113	(Termination Date)

Performance Retainer, Service Deposits and Miscellaneous Deposits:	$3,125.00

RECURRING MONTHLY CHARGES

Basic Service Fee:			$975.00

Additional Services:
Telecommunications (See Page 2)		$110.00
Additional Furniture (See Page 3):	$
Short Tenn Premium:	$
Other:	$
Adjustment:		(110.00)
SUB-TOTAL RECURRING MONTHLY CHARGES:		$975.00
Sales Tax: 6%		$58.50
TOTAL RECURRING MONTHLY CHARGES:			$1,033.50

INITIAL SET-UP CHARGES: (TO BE PAID UPON THE EXECUTION OF AGREEMENT)

1st Month's Basic Service Fee:		$975.00
1st Month's Telecom Package Fee:		$110.00
Additional Furniture:	$
Short Term Lease Premium:	$
Inception Fee (Set-up Fee):	$
Telecommunications Installation Fee:
Other:
Adjustment:		$(110.00)
SUB-TOTAL:		$975.00
Sales Tax: 6%		$58.50
TOTAL:			$1,033.50

PERFORMANCE RETAINER, SERVICE DEPOSITS AND MISCELLANEOUS DEPOSITS

Performance Retainer :	$2,925.00
Telephone Service Deposit:	200.00
Other:
Less: Deposit on Account·Suite Number: 122	$(2,150.00)
TOTAL RETAINERS AND DEPOSITS:		$975.00

TOTAL DUE UPON EXECUTION OF AGREEMENT:		$2,008.50

The Commons Business Centers Service Aareement

TELECOMMUNICATIONS PROGRAMS

Client Name: Beesfree, Inc.

Suite No: 122

		Quantity	Rate	Total
Telecommunications Package			$135.00

	One (1) Telephone with 2 line Access , Call Waiting/Hold , Call Forwarding/Patching, Call Conferencing, Caller Number ID, 24-Hour Voicemail with 20 Minutes Storage with Remote Access, Remote Notification , and Toll Free lntralata Calls Standard Internet Bandwidth Evening Routing Message

Telecommunications (a la carte)
1	Additional Telephone Packages (Telephone Packages includes 1 Standard lntertel Speakerphone , 2-Line Access ,Call Waiting , Call Forwarding/ Pathching, Call Conferencing, Caller Number ID, Voicemail with Remote Access, 24-Hour Voicemail with 20 Minutes of Storage, Remote
	Notification, and Toll-Free lntralata Calls)		$75.00
2	Upgrade Phone to Executive Full Duplex Speaker Phone		$15.00
3	Additional Voice Line		$55.00
4	Additional 24-Hour Voice Mail with 20 Minutes of Storage		$15.00
5	Additional Voice Mail Storage per 15 Minutes		$5.00
6	Additional Telephone Number		$10.00
7	Dedicated Fax or Modem	1	$45.00	$45
8	Remote Notification from Voice Mail to Pager or Cell Phone		$15.00
9	Forward Voice Mail to E-Mail		$75.00
10	Email Address		$5.00
11	800 Number		$10.00
12	Call History Report		$25.00
13	Evening Routing Message (where available)		$15.00
14	Initial Set-Up or additional Programming changes		$50.00
15	System Speed Dial (where available)		$15.00
16	DSS Unit (20 Button)		$15.00
17	DSS Unit (50 Button)		$30.00
18	Receptionist Phone Answering(Corporate Only)		$275.00
19	Multi-Ring w/Caller ID - 1st time set-up		$50.00
20	Internet Bandwidth (per suite)
	Standard Bandwidth (512k up,512k down)	1	$65.00	$65
	Advanced Bandwidth (750k up, 1.25 Mb down)		$150.00
	Premium Bandwidth (1.5 Mb up, 1.5 Mb down)		$400.00
21	Patch Cord (cat 5e cable)		$10.00
22	Public IP Address/VPN Access		$50.00
		Total		$110

Interstate Long Distance & Intrastate Long Distance rates are in accordance with Company's published rates

The Commons Business Centers

Client Name: Beesfree, Inc.

       Suite No: 122

Item	Quantity	Rate		Total

Bookcase - 20" deep by 66" tall (4 shelves)		$ 14.00	=
Credenza - 20" deep by 66" wide		$ 24.00	=
Credenza - 24" deep by 72" wide		$ 26.00	=
Desk (large) with return (Drawers both sides)		$ 23.00	=
Desk (small) with return (Drawers both sides)		$ 19.00	=
Hutch - 42" wide by 37" tall with Pigeon Holes		$ 18.00	=
Hutch - 48" wide by 37" tall with Pigeon Holes		$ 19.00	=
Hutch - 72" wide by 37" tall with Pigeon Holes		$ 26.00	=
Hutch - 84" wide by 37" tall with Pigeon Holes		$ 28.00	=
Lateral File Cabinet - 2 drawer, 20" deep by 30" wide		$ 15.00	=
Lateral File Cabinet -2 drawer, 20" deep by 36" wide		$ 16.00	=
Chairs -1 Exec., 1 Guest		$ 10.00	=

Total Additional Furniture

Entire Agreement.

This Business Service Agreement together with the Terms and Conditions and attached Guaranty, set forth all the promises, agreements, conditions, and understandings between Company, Client, and Guarantor, and there are no other promises, agreements, conditions, or understandings, oral or written, expressed or implied. Except as herein otherwise provided, no subsequent alterations, amendments, changes, or additions to this Business Service Agreement or the Guaranty shall be binding unless reduced to writing and signed by the appropriate parties.

Waiver of Trial by Jury

COMPANY AND CLIENT HEREBY MUTUALLY, KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT TO A TRIAL BY JURY AND NEITHER OF THEM SHALL SEEK ATRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE AND SHALL BE SUBJECT TO NO EXCEPTIONS. COMPANY AND CLIENT HEREBY ACKNOWLEDGE HAVING READ AND UNDERSTOOD THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

IN WITNESS WHEREOF, this Agreement has been executed on and as of the date first written above.

WITNESSES AS TO COMPANY: /S/ AMANDA CAMACHO	Atlantic & Pacific Association Management as agent for REDUS Florida LLC - Vista Park Commons

Amanda Camacho	By:	/S/ Jennifer A. Doll
(Print Name)		Jennifer A. Doll, Center Manager

WITNESSES AS TO Client:	Beesfree, Inc (‘Client’)

Amanda Camacho	By:	/S/ David w. todhunter
(Print Name)		David W. Todhunter, President

This Agreement is not in effect until approved by Atlantic & Pacific Advisory Services & Lender.
Approval process may take up to five business days.

Please make all checks payable to Vista Park Commons

ADDENDUM TO BUSINESS SERVICE AGREEMENT

BETWEEN

REDUS FLORIDA LLC-VISTA PARK COMMONS

AND

BEESFREE, INC.

DATED: November 16, 2012

THE “COMPANY” hereby agrees that effective this 16th day of November, 2012; the following change has been approved for the Business Service Agreement for Suite 122 at 2101 Vista Parkway, West Palm Beach, Florida 33411.

The “CLIENT” acknowledges this agreement will not automatically renew and will terminate on the “TERMINATION DATE” of this agreement which is May 31, 2013.

All other provisions of the Agreement remain unchanged and in effect

REDUS FLORIDA LLC-VISTA PARK COMMONS, “COMPANY”
WITNESSES:

By:
JENNIFER A. DOLL,
“AUTHORIZED SIGNOR”

Dated:_____________________

BEESFREE, INC., “CLIENT”

By:	DAVID W. TODHUNTER,
“AUTHORIZED SIGNOR”

Dated:___________________

CORPORATE OFFICE

BUSINESS SERVICE AGREEMENT

TERM AND CONDITIONS

ARTICLE 1. Premises and Included Services.

Company, hereby grants to Client, only for so long as Client strictly adheres to the terms, conditions, covenants and provisions of this Agreement, including but not limited to the obligation upon Client to timely pay each and every sum required to be paid by Client to Company hereunder, the right to:

A) the use of the Premises within the Building;

B) receive the Standard Included Services (as hereinafter defined) provided by Company in connection with and as an integral part of the Premises; and

C) purchase such other of the Additional Services (as such term is hereinafter defined) made available for purchase by Client from Company, from time to time.

ARTICLE 2. Term.

The term of this Agreement (the “Term”) shall be for the period of time specified on the Agreement, unless the Term is earlier terminated as provided for herein. This Agreement shall automatically renew under the same term and conditions with an increase in the Basic Service Fee of five (5%) percent, unless either party notifies the other, in writing, via certified mail, ninety (90) days prior to the expiration of the initial term or any renewal thereof, that it does not wish to renew this Agreement under the same terms and conditions and increase in the Basic Service Fee.

ARTICLE 3. Fees Payable by Client.

Client covenants and agrees to pay to Company, monthly on or before the first (1st) day of each month during the Term, for the use of Premises and the Standard Included Services (as hereinafter defined), without offset or deduction and without demand, the basic service fee (the “Basic Service Fee”) in the amount as set forth on Exhibit “A”, along with any applicable State of Florida sales or use taxes (the “Applicable Taxes”). The Basic Service Fee, the Applicable Taxes and all amounts payable by Client on account of the Additional Services (the “Additional Service Fees”) shall be paid to in the manner provided herein at the address set forth in this Agreement for the provision of notices to Company. Hereinafter, the Basic Service Fee, the Applicable Taxes, the Additional Service Fee, “and Late Charges as discussed below” and any other amounts due from Client to Company hereunder shall collectively be referred to as the “Fees”.

In the event Client shall fail to make payments of any amount of Fees to Company within Five (5) days of the due date thereof, Client shall pay to Company a late charge of ten (10%) percent of the amount of the Fees due (the “Late Charges”). In the event Client shall make payment for all or any portion of Fees in a form or manner that is uncollectible by Company (an “Uncollectible Payment”), then in addition to the Late Charges that may be due to Company, any and all bank charges incurred by Company in connection with any Uncollectible Payment and a service charge of Thirty Dollars ($30.00) for each Uncollectible Payment, Company shall have the right to require all future payments due hereunder shall be made in cash, cashier’s check or money order. In addition to the foregoing, any failure to pay Fees, when due, shall be deemed a default under this Agreement and is subject to the remedies provided in Article 19 hereof.

ARTICLE 4. Standard Included Services.

As an integral part of and inseparable from the Premises, and for so long as Client strictly adheres to the terms, conditions, covenants and provisions of this Agreement, Client shall be entitled to the following services (the “Standard Included Services”) as part of the Basic Service Fee:

A) Maintenance and Janitorial Cleaning of the Common Areas Only

B)	Payment by the Company of Water and Electric Utilities.
C)	Telecommunication services as stated in the Lease.

D) Use, subject to scheduling requirements and other restrictions related thereto, of the conference room facilities one (1) hour per month. and Additional Service Fees as a result of use of the Telecommunications Package.

Client acknowledges that the Telecommunication Package (if elected by Client to utilize) includes only those specific services identified herin. Accordingly, to the extent that Client incurs charges (such as, but not limited to local and long distance telephone charges and information charges) from the use of the Telecommunications Package other than charges associated with those specific services provided by Company as part of the Telecommunications Package, such charges shall be Additional Service Fees and shall be payable in the same manner as the Basic Service Fees are to be paid hereunder. The routine charges associated with the use of the telecommunication services provided by Company are set forth in the Company Schedule of Services and Fees (the “Schedule of Services and Fees”). The Schedule of Services and Fees may be modified from time to time by Company, and Client agrees that the amount payable by Client under the Schedule of Services and Fees is the amount published by Company in its most current Schedule of Services and Fees.

ARTICLE 5. Additional Services.

From time to time, as determined by Company in the exercise of the sole and absolute discretion of Company, Company will make available to Client certain additional services that Client may purchase (the “Additional Services”). The decision to acquire any such Additional Services is within the sole and absolute discretion of Client. Such Additional Services may include, but may not be limited to special telecommunication add-on features, secretarial and administrative support services, facsimile services, additional conference room usage, furniture, and photocopying services. To the extent that Client incurs charges for any such Additional Services, such charges shall be Additional Services Fees and shall be payable in the same manner as the Basic Service Fees are to be paid hereunder. The charges associated with certain of the Additional Services available to Client are set forth in Schedule of Services and Fees. Certain other services (collectively, the “Other Services”), such as but not limited to dry cleaning services and car washing services, may be provided by authorized independent contractors that may or may not be affiliated with Company. In any event Company shall have absolutely no responsibility for or liability associated with the provision of any such Other Services. Hereinafter, the Standard Included Services, the Additional Services and the Other Services may collectively be referred to as the “Services”.

ARTICLE 6. Performance Retainer & Refurbishing Fee

Upon execution of this Agreement Client shall provide Company with a “Performance Retainer”. The exact amount of the Performance Retainer is set forth in Exhibit “A”. The Performance Retainer shall be held by Company as collateral to insure performance by Client of each of the terms, covenants and conditions hereunder. The Performance Retainer will be held by Company in such accounts and in such manner as it deems appropriate, including the commingling of the Performance Retainer with other funds belonging to Company. No interest shall be payable by Company to Client as a result of the receipt by Company of the Performance Retainer. In the event that Client’s monthly reoccurring charges together with Client’s Basic Service Fee exceeds the amount of the Performance Retainer, at any time during the Term, Company shall be entitled to require that Client increase the Performance Retainer to such amount equal to twice the Basic Service Fee and reoccurring charges. The Performance Retainer shall be subject to the following provisions:

Section A: Upon the occurrence of a default by Client hereunder, then and in such event, title to the Performance Retainer shall automatically vest in Company to the extent of the damages suffered by Company as a result of any such breach by Client. The application of the Performance Retainer by Company shall not, however, release Client from any liability amounts of damages incurred by Company in excess of the Performance Retainer and Company shall be entitled to any and all appropriate legal remedies, at law or in equity in order to enforce its rights hereunder.

Section B: Upon expiration of the Term and provided that no default on the part of Client is then existing and further provided that all amounts due from Client to Company hereunder have been paid in full, the Performance Retainer, less any amounts thereof that may have been previously applied pursuant hereto and less Two Hundred Fifty Dollars ($250.00) Administrative Fee and three (3) month Exit Virtual Office Agreement plus all applicable taxes, shall be returned to the Client within approximately forty-five (45) days after Client returns possession of the Premises to Company. Upon expiration of the Term and to the extent that Company intends to apply all or any portion of the Performance Retainer toward any damages incurred hereunder, including but not limited to payment of any outstanding sums due from Client, Company shall notify Client of same in writing.

Section C: In the event of the sale by Company of the Building’s leasehold, then upon such sale, Company shall transfer the Performance Deposit to the purchaser of the Building. Upon the transfer of the Performance Retainer by Company to the purchaser of the leasehold, the Client shall look solely to such purchaser of the leasehold as to all matters associated with the Performance Retainer, including but not limited to the return thereof, and Company shall be released and relieved of any liability or obligation whatsoever in connection with the Performance Retainer.

Section D: Client acknowledges, understands and agrees that it is not entitled to nor shall it look to the holder of any mortgage upon the Building in connection with any matter relating to the Performance Retainer.

Section E: Client acknowledges, understands and agrees that the Performance Retainer may not be utilized by Client to pay all or any portion of any amount due from Client to Company hereunder. The Performance Fee may, however, be applied by Company in the manner provided for herein. In the event that Company utilizes all or any part of the Performance Retainer, then in that event, Client, within ten (10) days written notice, shall pay to the Company the amount utilized by the Company for the purpose of replenishment of the Performance Retainer.

ARTICLE 7. Use of Premises.

Section A: It is specifically understood and agreed by Client that during the Term of this Agreement the Premises may only be used and occupied for office purposes and for no other purposes whatsoever. Client further acknowledges, understands and agrees that the Premises were designed for the full time occupancy by only such number of persons as designated in Exhibit “A” (the “Authorized Occupancy”), and Client may not, at any time, exceed the Authorized Occupancy. Client agrees that it shall, at all times, conduct its business in a high class and reputable manner and shall promptly comply with all laws, ordinances, lawful orders and regulations relating to or affecting the Premises, including same as related to the cleanliness, safety, occupation, and use of the Premises. The Client shall not, without in each instance receipt of the prior written consent of Company, conduct any “fire sales” or “bankruptcy sales” in or about the Premises.

Section B: Client acknowledges that Company shall be providing services only during normal business hours (the “Normal Business Hours”) and not at any time thereafter. The Normal Business Hours, unless otherwise modified by Company, shall be Monday through Friday, from 9:00 AM to 5:00 PM, excluding the following holidays: after 12:00 noon on New Year’s eve day, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, after 12:00 noon on the day of Christmas Eve and Christmas Day. Client acknowledges that Company will be providing air conditioning to the Premises only from 8:30 AM to 6:00 PM, Monday thru Friday. Client may request Company to provide air conditioning during non Normal Business Hours, provided that said request is made one (1) full business day prior to the needed service. Notwithstanding the foregoing, Client shall have access to the Premises 24 hours a day 7 days a week, except as provided herein. Client agrees that it shall not permit the entrance of persons into the Building or the Premises after Normal Business Hours, unless such parties are accompanied by Client for business purposes at the Premises. Further, Client agrees that its guests and invitees shall not be permitted to occupy or utilize any portion of the Building other than the Premises unless accompanied by Client. This foregoing restriction includes, but is not limited to, the lobby, reception area, copy room, break room and conference room. Company may, as determined in its sole and absolute discretion, close the Building and prohibit access to the Premises in the event of a pending hurricane or other emergency.

Section C: Client shall not move any heavy or bulky materials, such as but not limited to, furniture into or out of the Building or Premises without in each instance the prior written consent of Company, which consent shall not be unreasonably withheld, and then only during such hours and in such manner as Company shall approve, in the exercise of its sole and absolute discretion. Client shall, upon demand from Company, pay the amount reasonably determined by Company for any damage occasioned by Client in connection with the moving or installing of furniture, equipment, appliances or other articles into the Building or the Premises.

Section D: Client shall have the obligation to use chair mats for all wheeled chairs utilized in the Premises, and Client shall be responsible for the value of the diminution in useful life of carpeting or other flooring installed within the Premises for the failure to do so.

Section E: Client shall not, without, in each instance, the prior written consent of Company, store or operate in the Premises or the Building any mainframe or similar computer (except a personal computer including file servers, work stations and similar equipment for use solely by the Client) or any other large business machine, reproduction equipment, heating equipment, stove, commercial refrigeration or coffee equipment therein. This provision shall not apply to printers, copiers or fax machines for use solely by the Client.

Section F: Client shall not install any antenna, aerial wires, radio or television equipment or any other type of equipment, inside or outside of the Building. Client shall not permit any equipment or device within the Premises that impairs radio or television broadcasting or reception from or in the Building.

Section G: Client will bring no animals, other than Seeing Eye dogs accompanying non sighted persons, into the Building. Client shall not use or allow the use of the Premises for housing, lodging or sleeping purposes.

Section H: Client shall not use the corridors or common space adjacent to the Premises for business purposes without, in each instance, the prior written consent of Company. Client shall not undertake any structural alterations, structural changes, structural repairs or structural additions to the Premises or any part of the Building. To the extent, however, that any activity authorized hereunder to be undertaken by Client at the Premises that requires any structural alteration, structural change, structural repair or structural addition in order to comply with applicable laws, directions, rules, and regulations then Client shall be responsible for any and all cost or expense in order for Company to comply with same.

Section I: Client shall not create any noxious odors or noise or operate any electronic equipment, including but not limited to, loudspeakers, stereos, television or radio, in a manner that will permit same to be heard outside the Premises.

Section J: Client shall keep all doors completely closed at all times.

Section K: The building’s facilities have been designed based on occupancy of one (1) person per one hundred (100) square feet of occupied area. Consequently, the number of persons indicated on page one (1) of this Agreement is the maximum permanent occupants permitted within the Premises.

ARTICLE 8. Maintenance by Client.

Client shall not perform any act or carry on any practice which may injure the Building or be a nuisance or menace to any other person that uses, occupies or works in the Building wherein the Premises are located. Client shall keep the Premises, including the corridors, common space and service areas allocated for use of Client, clean and free from rubbish and dirt at all times and shall store all of Client’s trash and garbage within the Premises. The Client acknowledges, understands and agrees that the HVAC system servicing the Premises has been designed to accommodate mean comfort levels for parties occupying the Building and for the use by Client of the Premises, and Client is prohibited from adjusting or otherwise tampering with any mechanical device controlling the HVAC system.

ARTICLE 9. Utilities and Taxes.

Client shall have no obligation to pay any separate charges for electricity, water or other utility services provided to the Building or the Premises, any other common expenses or any real estate taxes payable on account of ownership of the Building or the Premises. Client shall have the sole obligation to pay any personal property taxes payable as a result of the ownership of the personal property of Client.

ARTICLE 10. Signs.

Client shall not erect or install any exterior or interior window or door sign, advertising media, lettering or placards.

ARTICLE 11. Alteration to Premises.

Client shall not undertake any alteration, addition or improvement to the Premises without, in each instance, the prior expressed written consent of the Company, which consent may be granted or withheld in the exercise of the sole absolute discretion of the Company.

ARTICLE 12. Hold Harmless; Liens.

Client hereby agrees that Company shall be held harmless by Client and its employees, agents and all persons in the Building at its or their invitation from any liability for damages whatsoever to any person or any of their property in or upon the Premises and the sidewalks, the service areas and the corridors allocated for the use of Client, unless, caused by actions of the Company. It is specifically understood and agreed that all property kept, stored at or maintained in the Premises shall be so kept, stored or maintained at the sole risk of Client. Client shall not suffer or give cause for the filing of any lien against the Premises or the Building, and the existence of any such lien or right to a lien of any nature against the Premises or the Building as a result of the actions of Client shall be a breach hereunder. Client hereby agrees to indemnify and hold Company harmless for any and all costs or expenses, including legal fees and court costs, incurred by Company as a result of any breach by Client of the provisions of this Article.

ARTICLE 13. Maintenance of Premises.

Company shall maintain Building in accordance with the reasonable business standards established by Company, from time to time. Should Company be required to undertake any repair of the Building or the Premises occasioned by any intentional act or the negligence of Client, its agents or employees, the Client shall be responsible for any and all costs and expenses associated with same. Client shall, at all times, keep the Premises in good order and condition and Client shall also keep the Premises in a clean, sanitary and safe condition in accordance with all directions, rules, and regulations of the Company and such health officials, fire marshals, building inspectors or other governmental officials or agencies having jurisdiction over the Building and the Premises. Client shall not cause or permit any water damage or other injury to the Premises or the Building. Client shall be responsible to dispose of any refuse into the appropriate refuse containers.

ARTICLE 14. Insurance.

Section A: Client shall, during the Term, keep in effect a policy of public liability insurance with respect to the Premises and the business operated by Client and/or authorized co occupant of the Premises, in which policy Company shall be named as an additional insured thereunder and in which the limits of liability shall be not less than Five Hundred Thousand Dollars ($500,000.00) for one (1) person in any single incident. Client shall furnish Company with a certificate of insurance or other acceptable evidence that such insurance is in force within fifteen (15) days after the Effective Date, and evidence that the premiums for such insurance have been paid by Client within ten (10) days prior to the due date of same. Such policy of insurance shall provide for a thirty (30) day written notice to Company of change or cancellation.

Section B: Client shall, during the Term, keep in effect a policy of insurance upon the personal property of Client maintained in the Premises against loss by fire and windstorm and for extended coverage in such reasonable amounts as may be required by Company, from time to time, in which policy Company shall be named as an additional insured as its interest may appear. Client shall furnish Company with a certificate of insurance or other acceptable evidence that such insurance is in force within fifteen (15) days after the Effective Date, and evidence that the premiums for such insurance have been paid by Client within ten (10) days prior to the due date of same. Such policy of insurance shall provide for a thirty (30) day written notice to Company of change or cancellation.

Section C. In the event Client fails to provide the proof of insurance as required herein, the Company shall have the right to charge Client a monthly insurance fee of One Hundred Dollars ($100.00) for each and every month until said proof is provided.

ARTICLE 15. Care of Facilities.

Client agrees that all plumbing facilities installed within the Building shall not be used by Client for any purpose other than that for which such plumbing facilities are constructed, and Client shall not introduce any foreign substance of any kind therein. Client shall be responsible for and shall pay to Company upon demand, any and all costs or expenses incurred by Company in connection with any breakage, stoppage or other damage resulting from a violation of this provision by Client. Neither Client nor its employees or agents, shall mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, doors, wood, stone or iron work on or within the Building or the Premises.

ARTICLE 16. Assignment.

This Agreement is personal to Client and no right or interest herein may be assigned or otherwise transferred by Client without, in each instance, the prior written approval of Company, which approval may be granted or denied in the exercise of the sole and absolute discretion of Company. Any attempted assignment or transfer of this Agreement by Client without the authority of Company shall be null, void and of no force or effect and shall be a default hereunder. In the event that Client is a corporation or other entity, then any action resulting in the disposition of the majority of the voting control of such corporation or entity shall be deemed as an attempted transfer hereunder. In the event Client is in default under this Article Company shall have the right to terminate this Agreement, which termination shall be effective upon the date of termination set forth in a notice from Company to Client.

ARTICLE 17. Condemnation.

In the event of any taking of all or any portion of the Building by any public authority under the power of eminent domain, then, at the option of Company, this Agreement may be terminated on and as of the date set forth in a notice from Company to Client. In the event any such taking results in a material alteration of the Premises making same unsuitable for the business of Client as then conducted, then, at the option of Tenant, this Agreement may be terminated on and as of the date set forth in a notice from Client to Company.

ARTICLE 18. Destruction of Premises.

Section A: If the Premises shall be partially or totally destroyed by fire or other casualty so as to render the Premises partially or totally unusable, Company shall restore the Premises to the condition existing prior to such fire or other casualty within sixty (60) days, unless Company shall elect not to rebuild as hereinafter provided, and a just and proportionate part of the Basic Services Fee shall be abated until the Premises are so repaired. The obligation of Company to rebuild the Premises hereunder shall be limited solely to the basic Building as originally installed by Company.

Section B: If more than fifty (50%) percent of the floor area of the Building in which the Premises are located shall be destroyed or so damaged by fire or other casualty as to become wholly unusable, then Company may, if it so elects, rebuild or put said Building in good condition and fit for occupancy within one hundred twenty (120) days after such destruction or damage, or Company may give notice in writing to Client of the termination of this Agreement and this Agreement shall be terminated on and as of the date set forth in the notice from Company to Client. If Company elects to repair or rebuild said Building, Company shall, within thirty (30) days after such casualty, give Client notice of its intention to repair and then shall proceed with reasonable speed under the circumstances to so repair. If Company elects to rebuild or repair, as herein provided, then the obligation of Company hereunder shall be limited to the basic Building as originally installed by Company. In the event of a loss of more than fifty (50%) percent, Client shall have the right to terminate this Agreement provided notice of said termination is received within ten (10) days of Clients receipt of Company’s intent to rebuild.

ARTICLE 19. Default

Section A: If Client shall not pay Fees due from Client hereunder at the time and in the manner stated, or shall fail to keep and perform any other condition, stipulation or agreement herein contained on the part of Client to be kept and performed, or if Client shall suffer to be filed against Client an involuntary petition in bankruptcy or shall be adjudged a voluntary or involuntary bankrupt, or shall make an assignment for the benefit of creditors, or should there be appointed a receiver to take charge of the Premises either in the State courts or in the Federal courts, or if Client shall vacate or abandon the Premises, or if this Agreement or the estate of the Client hereunder shall be transferred, assigned or shall pass to or devolve upon, any person or party, except in a manner herein permitted, then, in any of such events, Company may, at the option of Company, declare this Agreement in default, and, in such event, Company shall have all remedies by law available to Company based upon such default, including but not necessarily limited to:

i.	Company may treat this Agreement as terminated and thereupon Client shall immediately relinquish possession of the Premises, and any failure of Client to so relinquish possession shall constitute a forcible detainer.

ii.	Company may terminate Client’s right of possession of the Premises, without the termination of the Agreement, in which event Company shall have the right to offer the Premises as the agent for Client and to hold Client responsible for any deficiency between the amount of Basic Services Fee realized from any substitute client and the amount which would have been payable by Client under the terms of the Agreement, along with any and all expenses incurred by Company in connection with obtaining any such substitute client, including but not limited to renovation and repair expenses and broker commissions.

iii.	Company may declare all of the installments of the Basic Services Fee for the entire Term to be immediately due and payable along with all applicable sales and use taxes, without further demand, in which event all sums payable to Company shall bear interest from the date of default at the highest rate permitted by law.

iv.	Company shall have the right to terminate any Services provided hereunder.

v.	Company shall have the right to refrain from taking any action and to hold Client responsible for all amounts of Fees as same becomes due.

vi.	In addition to the foregoing, Company shall have the right to recover from Client any amounts of abated Fees, improvement allowance or other financial incentive provided to Client as an inducement to enter into this Agreement.

Section B: Client hereby pledges and assigns to Company all of the furniture and fixtures, goods and chattels of Client which may be brought or put in the Premises (collectively the “Client Assets”) as additional security for the payment of all amounts of the Basic Services Fee due hereunder. The Client agrees that the Company shall be entitled to a lien against the Client Assets for the payment of unpaid amounts of the Basic Services Fee, which lien may be enforced by distress, foreclosure or otherwise, at the option of the Company. Client agrees that such a lien is currently granted to the Company and is as of the Effective Date vested in the Company. Client further agrees that in case of the failure of Client to pay all or any portion of the Basic Services Fee as and when the same shall become due, if it becomes necessary for Company to collect any unpaid amount of the Basic Services Fee by suit or through an attorney, Client shall be liable for all costs of collection, including reasonable attorneys fee and costs.

ARTICLE 20. Occupancy Without Agreement.

In the event Client remains in possession of the Premises after the expiration of the Term without the execution of a new agreement or an addendum hereto, Client shall be deemed to be a month to month Client, subject to the operational terms and conditions hereof, and subject to the Company’s right to immediately terminate this Agreement, except that the Base Service Fee shall be shall be increased by twice the Monthly Charges.

ARTICLE 21. No Waiver.

The failure of Company, in one or more instances, to insist upon strict performance or observance of one or more of the covenants or conditions hereof or to exercise any remedy, privilege, or option reserved to Company, shall not be construed as a waiver of the future of such covenant or conditions or of the right to enforce the same or to exercise such privilege, option, or remedy. The receipt by Company of Fees or any other payment required to be made by Client, or any part thereof, shall not be a waiver of any other amount of unpaid Fees or other amounts then due, nor shall such receipt, although with knowledge of the breach of any covenant or condition hereof, operate as or be deemed to be a waiver by Company of any of the provisions hereof, or any of Company’s rights, remedies, privileges, or options hereunder.

ARTICLE 22. Subordination & Attornment.

Client agrees that this Agreement shall be subordinate to any mortgage or ground agreement that now or may hereafter be placed upon the Building wherein the Premises lie and to any and all advances to be made thereunder and to the interest thereon and all renewals, replacements, assignments, and extensions thereof. Client agrees, upon request, to execute documents which Company may deem necessary to evidence such subordination and, should Client fail or refuse to execute any such required documents, Company is hereby empowered to execute such documents in the name of Client and as the act and deed of Client, and this authority is declared to be coupled with an interest and not revocable. If the Premises comes into the ownership or control of a mortgagee, ground lessor or any other person, whether because of mortgage foreclosure, termination of the ground lease, or otherwise, Client shall attorn to the purchaser or such mortgagee or other person and recognize the same as Company hereunder. Attornment shall be self-operative without the execution of any further instrument, provided, however, that Client shall execute, upon request, any attornment agreement as may be deemed necessary to further effectuate such attornment.

ARTICLE 23. Notice.

Whenever under this Agreement a provision is made for notice of any kind, it shall be deemed sufficient notice and service thereof if such notice to Client is in writing, addressed to Client at the last known post office address of Client or at the Premises, and delivered by hand or sent by certified mail with postage prepaid, and if such notice to Company is in writing, addressed to the last known post office address of Company and sent by certified mail with postage prepaid. Notice need be sent to but one Client where Client is more than one person.

ARTICLE 24. Loss Occasioned by Others

Company shall not be responsible or liable to Client for any loss or damage that may be occasioned by or through the acts of negligence or omissions of any party occupying the Premises, whether Client or other authorized occupant or persons occupying adjoining suites within the Building or any part of the Building adjacent to or connected with the Premises or any part of the Building of which the Premises are a part. Further, Company shall not be responsible or liable to Client for any loss or damage resulting to Client by reason of water or by the bursting or leaking of any pipes or waste water about the Premises or the Building, or for any damage or loss resulting from fire, hurricane, any other Act of God or from any other cause whatsoever. Further, to the extent that Client is entitled to any right of subrogation, Client waives any such right of subrogation against Company.

ARTICLE 25. Exculpation of Liability.

In the event of any sale, exchange or other disposition of the leasehold by Company or an assignment by Company of this Agreement, Company shall be entirely released and relieved of any and all liability hereunder and from all of its covenants and obligations contained in or derived from this Agreement occurring after the consummation of such sale, exchange, assignment or other disposition. Company agrees, however, that any sale, exchange, assignment or other disposition of the Property shall be subject to this Agreement.

ARTICLE 26. Acceptance of Premises.

It is agreed that by occupancy of the Premises by Client, Client formally accepts the same and acknowledges that Company has complied with all requirements imposed upon it under the terms of this Agreement with respect to the condition of the Premises.

ARTICLE 27. Brokers.

Client warrants and represents that Client has not dealt with any real estate, business or other broker, finder or other intermediary in connection with the execution of this Agreement or the subject matter hereof (unless otherwise specifically provided in Exhibit “A”) and that no commissions or fees of any nature whatsoever are due from Client or Company as a result of this Agreement or the subject matter hereof. Client hereby agrees to indemnify and hold Company harmless from and against any cost or expense incurred by Company, including reasonable legal fees and costs, incurred by Company as a result of the breach by Client of the warranties and representations set forth in this Article.

ARTICLE 28. Certificates.

Within ten (10) days after delivery thereof by Company to Client, Client agrees to execute, acknowledge and deliver to Company a written statement certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Fees and other charges required to be paid hereunder have been paid, and any other information relating to this Agreement as may be requested by Company. Client understands that any such statement delivered pursuant to this Article may be relied upon by any prospective purchaser or mortgagee of the Building.

ARTICLE 29. Access by Company.

For the purpose of providing services and performing maintenance of the Premises and Building, Company shall have unobstructed access at all times. For a period commencing ninety (90) days prior to the expiration of the Term, Company shall be entitled to access to the Premises for the purpose of exhibiting same to prospective Clients, provided that Company shall not unreasonably interfere with the business of Client.

ARTICLE 30. Parties.

All promises, covenants, and agreements set forth in this Agreement shall be binding upon, apply to, and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

ARTICLE 31. Smoking.

The Building and Premises are a non-smoking facility. Client, its guests, invitees, customers and all others gaining access to the Premises by or through Client are prohibited from smoking anywhere in the Building or Premises.

ARTICLE 32. Parking.

All parking of vehicles belonging to Client and the employees of Client may be restricted from parking in the immediate area of the front of the building to afford sufficient and convenient parking for guests of Client. Should Client not comply with said restriction, Client shall be considered in violation of this Article. A violation of the provisions of this Article shall not constitute a default under this Agreement, unless said violation exists for five (5) consecutive days or occurs ten (10) times or more in any consecutive twelve (12) month period. The parking facilities are designed for the use by automobiles and other types of passenger vehicles used for the transportation of people. The Client agrees that Client may not use the parking facilities for the parking or storage of commercial, passenger or other vehicles.

ARTICLE 33. Trash Disposal.

Client agrees to dispose of garbage in waste receptacles within the Premises designed for such purposes and shall deposit such waste in dumpsters provided by Company for such purposes (unless Janitorial Service is provided by Company). Client agrees to break down all boxes prior to placement in the dumpster. Client acknowledges that dumpsters may only be used for the disposal of waste materials generated in the normal course of business of the Client and may not be used for the disposal of any office equipment or furniture. Client shall not utilize the dumpsters or other waste receptacles for the disposal of waste generated from any place other than the Premises.

ARTICLE 34. Force Majeure.

In the event that Company shall be delayed, hindered or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, the act, failure to act or default of the other party, war or any other cause beyond the control of Company (in each instance, an “Unforeseen Event”), then the performance by Company of such act shall be extended for the period of the delay occasioned by the occurrence of such Unforeseen Act.

ARTICLE 35. Governing Law.

This Agreement and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the State of Florida. Company and Client agree that in the event of any litigation arising out of this Agreement, the venue for such litigation shall be the county in which the Premises is located. As a material inducement for Company to have entered into this Agreement with Client, Client hereby acknowledges, understands, agrees and stipulates that provision of the Premises and the Standard Included Services are not separable, that this Agreement reflects the provision services by Company to Client and that for the purposes of the enforcement of the rights of the parties hereunder this Agreement shall not be deemed as a lease. Accordingly, pursuant to the foregoing expressed intention of the parties the provisions of Florida law relating to leases shall not be applicable hereto.

ARTICLE 36. Partial Invalidity.

If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE 37. Interpretation.

Whenever the singular number is used herein the same shall include the plural, the masculine gender shall include the feminine and neuter gender and vice versa as, in each instance, the context shall so require. The Article headings used herein are for reference and convenience only and shall not enter into the interpretation hereof. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

ARTICLE 38. Construction of Terms.

The Client acknowledges that Client has had the opportunity to have this Agreement reviewed by counsel and that Company has advised Client to seek the advice of independent counsel prior to executing this Agreement in order to ascertain the rights and obligations of Client hereunder. Accordingly, any subsequent interpretation of this Agreement shall not be read to favor one party or the other solely because the Agreement was prepared by Company.

ARTICLE 39. Legally Binding.

THIS AGREEMENT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. NO REPRESENTATION OR INDUCEMENT, WHETHER ORAL OR WRITTEN, MADE PRIOR HERETO WHICH IS NOT INCLUDED IN THIS AGREEMENT SHALL HAVE ANY FORCE OR EFFECT. ONCE SIGNED BY CLIENT AND A DULY AUTHORIZED REPRESENTATIVE OF COMPANY, ALL OF THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT SHALL BE BINDING UPON THE PARTIES HERETO.

ARTICLE 40. Radon Gas.

Pursuant to the requirements of applicable Florida Statutes, Company makes the following disclosure:” Radon is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

ARTICLE 41. Keys

Client shall be given two (2) keys to the Premises after effective date and at the time the Client is prepared to take possession of the Premises. Client shall be responsible to maintain the keys in the possession of Client at all times. In the event of a lost key or Client fails to return said key(s) upon the termination of this Agreement, Client shall be obligated to pay to Company a service charge of One Hundred Dollars ($100.00) for a replacement key. In addition, Client shall pay a suite access charge in the amount of Twenty-Five Dollars ($25.00) each time Client and/or the employees of Client require the assistance of Company in order to gain entry to the Premises.

ARTICLE 42. Internet Service

In the event Client determines to utilize the internet service made available by Company, then and in that event the use of such internet services shall be undertaken by Client in accordance with the Company’s service provider’s acceptable Use Policy which is contained as a part of the “Internet Standard Terms and Conditions”, which are a part hereof. Any violation of the provisions of the Internet Standard Terms and Conditions by the Client shall constitute a default under this Agreement. It is expressly understood that the Internet Service provided is solely for the purpose of scanning the World Wide Web, exchange of e-mail and the exchange of information via PCAnywhere or similar software. It is not intended to be used to host web sites, operate a client server, to utilize Microsoft Exchange Server or other similar products.

When your computer is connected to our T-1, it becomes a part of our network. It is necessary that you protect your computer so that others cannot access your files. Company will install a Static IP address on your computer or router so that your computer will be compatible with our system. The Company has the right to prohibit the use of wireless routers. The connection of the internet service will be made only to a computer or hub or to a router controlled by Company. Client is prohibited from installing any additional equipment or software that will permit connection to the internet without Company authorization.

Your computer must have an updated virus scan program installed. A copy of the current activity log will need to be provided before we can connect you to the Internet. For precautionary measures, we may at any time request an updated log report in order to help combat virus problems within the system. To protect your computer, you should automatically update virus definitions and run a virus scan no less than once a week. The anti-virus program must be enabled at all times and set up to scan all incoming and outgoing emails.

While your computer is connected to the T-1, your gateway to the World Wide Web is always open. Therefore, your computer may be subject to viruses flowing through the Internet. While the Company does everything possible to prevent virus runs, we will not be responsible for any virus that may affect your computer or its components.

Client is prohibited from engaging in any web hosting or spam of any kind. If Client is found to be practicing these activities, Client’s connection to the T-1 will be immediately terminated and Client will have to seek another Internet provider.

Company will make every effort to maintain Client’s connection to the T-1 at all times. Emergencies, natural occurrences, and circumstances out of Company’s and Client’s control may happen. Company will not be held liable for any service interruptions that may occur.

INTERNET STANDARD TERMS AND CONDITIONS US LEC's Internet Use Policy: US LEC's Internet Use Policy set forth below defines practices that are unacceptable while using any of US LEC's services that provide access to the Internet via US LEC's network (the "Internet Services"). By using any of the Internet Services, US LEC's customers acknowledge that they and their users who have gained access to any of the Internet Services through any US LEC customer's account (collectively "Users"), have read, understood and agreed to abide by US LEC's Internet Use Policy. US LEC's customers receiving any of the Internet Services are responsible for violations of this policy by any User, and for ensuring that their network is configured in a secure manner. Further, a US LEC customer may not, through action or inaction, allow others to use their network for illegal or inappropriate actions. It is contrary to US LEC policy for any User of the Internet Services to engage in any of the following activities:

Spamming:

•	Posting ten (10) or more messages similar in content to forums, email mailing lists or other similar groups of lists;

•	Posting any forum, e-mail mailing lists or other similar group or list articles that are "off-topic" according to the charter or other owner-published FAQ or description of the group of list;

•	Sending unsolicited emailings to more than twenty-five (25) e-mail users, if such unsolicited emailings could reasonably be expected to provoke complaints;

•	Falsifying User information provided to US LEC or to other Users of the Internet Services in connection with use of the Internet Services;

•	Engaging in any of the foregoing activities by using the service of another provider, but channeling such activities through a US LEC account, re-mailer or otherwise through any of the Internet Services or using a US LEC account as a mail-drop for responses or otherwise using the services of another provider for the purpose of facilitating the forgoing activities if such use of another party's services could reasonably be expected to adversely affect any of the US LEC services.

Network disruptions and network unfriendly activity:

•	Any activities that adversely affect the ability of other people or systems to use the Internet Services or the Internet, including, but not limited to "denial of service" (DoS) attacks against another network host or individual User.

•	Interference with or disruption of other Users, network services or network equipment.

•	Sending unsolicited emailings to more than twenty-five (25) email users, if such unsolicited emailings could reasonably be expected to provoke complaints;

•	Falsifying User information provided to US LEC or to other Users of the Internet Services in connection with use of the Internet Services;

•	Engaging in any of the foregoing activities by using the service of another provider, but channeling such activities through a US LEC account, re-mailer or otherwise through any of the Internet Services or using a US LEC account as a mail-drop for responses or otherwise using the services of another provider for the purpose of facilitating the forgoing activities if such use of another party's services could reasonably be expected to adversely affect any of the US LEC Services.

•	Web: Using a US LEC Web site address or US LEC hosted Web account to collect responses from unsolicited commercial email.

The above practices constitute an abuse of the Internet Services and of the recipients of such unsolicited mailing and/or postings, who often bear the expense. These practices are prohibited by US LEC. Engaging in one of more of these practices may result in termination or suspension of the offender's account and/or access to the Internet Services. In addition, US LEC reserves the right, where feasible, to implement technical mechanisms that block multiple postings of illegal or unlawful materials. US LEC will respond as it deems appropriate, at its sole discretion, to the multiple postings of illegal or unlawful materials and other forms of abuse such as harassment.

Nothing contained herein shall be construed to limit US LEC's actions or remedies in any way with respect to any of the foregoing activities, and US LEC reserves the right to take any and all additional action it may deem appropriate with respect to such activities, including, without limitation, taking action to recover the costs and expenses of identifying offenders and removing them from the Internet Services and levying cancellation charges to cover US LEC's costs in the event of disconnection of dedicated access attributable to any of the causes outlined above. In addition, US LEC reserves at all times, all rights and remedies available to it with respect to such activities at law or in equity.

US LEC reserves the right to modify this policy from time to time; at its sole discretion which modifications shall be effective upon public posting by US LEC.

ARTICLE 43. Company’s Employees

Client acknowledges that the Company has expended large sums of money and utilized valuable time in the training of its employees. Therefore, Client agrees not to solicit any employee for employment by Client and acknowledges that Company’s employees are, by contract, prohibited from accepting employment for a Client for so long as Client is located on the Premises and for six (6) months thereafter. Client additionally agrees that it shall not ask any employee to perform any duty outside of employee’s normal duties. Any special request shall be made of the Property Manager only.

Article 44. Hurricane Procedures

Client acknowledges the receipt of Company’s Hurricane Policy and agrees to adhere to the policy and procedures in whole and without exceptions. Furthermore, the Client agrees to not:

1)	Operate any generators anywhere on premise including common areas.
2)	Use of any electrical extension cords on premise including common areas.
3)	Enter the premises after building has been closed by Company during, before or after a storm without being notified by Company the building has reopened for occupancy.

Client acknowledges and agrees that Company, for the safety of its clients, shall have the right, at its sole discretion, to limit access to the Premises prior to a hurricane’s landfall and post hurricane. Company shall not be held responsible for any loss of business during this time.

Client acknowledges that any failure by the Client to adhere to the Company’s Hurricane Policy and/or procedures including the restrictions stated above will constitute a default in this Agreement.

Receipt hereby acknowledged:

By:	David W. Todhunter	President	Date:	12/10/12
Authorized Signature